                                                       OMB APPROVAL
FORM 4                                                 OMB NUMBER  3235-0287
                                                       EXPIRES: FEBRUARY 1, 2001
                                                       ESTIMATED AVERAGE BURDEN
                                                       HOURS PER RESPONSE....1.0


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(l) OF THE INVESTMENT COMPANY ACT OF 1940

[_] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

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1.   Name and Address of Reporting Person

  Reicher                        Michael                   K.
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   (Last)                           (First)             (Middle)

  C/o Halsey Drug Co., Inc.  695 N. Perryville Rd. Bldg. 2
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                                    (Street)

  Rockford,                        Illinois              61107
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

   Halsey Drug Co., Inc.                   Symbol:  HDGC

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     01/01

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

       Chief Executive Officer
________________________________________________________________________________


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           TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (Month         Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
                                      Day/
                                      Year)
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

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

Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                                   (over)

(Print or Type Responses)  SFC 1474 (3/91)

*See footnote 2 on Table II

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
5% Convertible
Senior Secured                                                                 Common
Debentures           $1.404  3/10/98   A        (1)          3/10/98  3/15/03  Stock     213,675                      D
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                                                                               Common
Warrants             $1.404  3/10/98   A        (1)          3/10/98  3/15/05  Stock      32,375                      D
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                                                                               Common
Warrants             $2.279  3/10/98   A        (1)          3/10/98  3/15/05  Stock      31,579            277,629   D
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5% Convertible
Senior Secured                                                                 Common
Debentures           $1.404  6/12/98   A        (2)          6/12/98  3/15/03  Stock      51,363                      D
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                                                                               Common
Warrants             $1.404  6/12/98   A        (2)          6/12/98  3/15/05  Stock       7,782                      D
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                                                                               Common
Warrants             $2.279  6/12/98   A        (2)          6/12/98  3/15/05  Stock       7,590             344,364  D
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Non-qualified                                                                  Common
Stock Options        $2.375  2/19/98   A                       (3)    2/19/08  Stock   1,000,000           1,344,364  D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $1.1312   4/1/99   A        (4)           4/1/99  3/15/03  Stock       4,111                      D
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Non-qualified                                                                  Common
Stock Options        $1.125  4/12/99   A        (5)          4/12/00  4/12/09  Stock     100,000           1,448,475  D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $2.4250   7/1/99   A        (4)           7/1/99  3/15/03  Stock       1,939           1,450,414  D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $2.3063  10/1/99   A        (4)          10/1/99  3/15/03  Stock       1,789           1,452,203  D
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Non-qualified                                                                  Common
Stock Options        $1.875  2/17/00   A        (5)          2/17/01  2/17/10  Stock     125,000           1,577,203  D
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5% Convertible
Senior Secured                                                                 Common
Debentures           $1.722   4/1/00   A        (4)           4/1/00  3/15/03  Stock       1,440           1,578,643  D
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5% Convertible
Senior Secured                                                                 Common
Debentures           $1.404  3/10/98   A              (6)    3/10/98  3/15/03  Stock    (106,837)                     D
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                                                                               Common
Warrants             $1.404  3/10/98   A              (6)    3/10/98  3/15/05  Stock     (16,187)                     D
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                                                                               Common
Warrants             $2.279  3/10/98   A              (6)    3/10/98  3/15/05  Stock     (15,789)          1,439,830  D
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

5% Convertible
Senior Secured                                                                 Common
Debentures           $1.404  6/12/98   A              (6)    6/12/98  3/15/03  Stock     (25,681)                     D
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                                                                               Common
Warrants             $1.404  6/12/98   A              (6)    6/12/98  3/15/05  Stock      (3,891)                     D
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                                                                               Common
Warrants             $2.279  6/12/98   A              (6)    6/12/98  3/15/05  Stock      (3,795)                     D
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Non-qualified                                                                  Common
Stock Options       $1.1125  6/29/00   A        (5)          6/29/01  6/29/10  Stock     200,000          1,606,463   D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $1.1125   7/1/00   A        (4)          7/01/00  3/15/03  Stock       2,087          1,608,550   D
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5% Convertible
Senior Secured                                                                 Common
Debentures           $1.404  6/12/98   A              (7)    6/12/98  3/15/03  Stock      (3,561)                     D
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5% Convertible
Senior Secured                                                                 Common
Debentures           $1.404  6/12/98   A              (7)    6/12/98  3/15/03  Stock      (3,561)                     D
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5% Convertible
Senior Secured                                                                 Common
Debentures           $1.404  6/12/98   A              (7)    6/12/98  3/15/03  Stock      (3,561)         1,597,867   D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $ .9071  10/1/00   A        (4)          10/01/00 3/15/03  Stock       2,592          1,600,459   D
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5% Convertible
Senior Secured                                                                 Common
Debentures           $1.404  6/12/98   A              (7)    6/12/98  3/15/03  Stock      (3,561)                     D
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5% Convertible
Senior Secured                                                                 Common
Debentures           $1.404  6/12/98   A              (7)    6/12/98  3/15/03  Stock      (3,561)                     D
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5% Convertible
Senior Secured                                                                 Common
Debentures           $1.404  6/12/98   A              (7)    6/12/98  3/15/03  Stock      (3,561)         1,589,776   D
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5% Convertible
Senior Secured                                                                 Common
Debentures          $ .6258  01/01/01  A        (4)          01/01/01 3/15/03  Stock       3,503          1,593,279   D
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
 EXPLANATION OF RESPONSES:

(1) Purchased in connection with a private offering on March 10, 1998 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (32,375 shares of which are presently exercisable at $1.404 per share and 31,579 shares of which are presently exercisable at $2.279 per share).

(2) Acquired pursuant to an option exercise in June 1998, consisting of: (i) a Convertible Debenture, convertible at any time, (ii) Warrants to purchase share of common stock (7,782 shares of which are presently exercisable at $1.404 per share and 7,590 shares of which are presently exercisable at $2.279 per share)

(3) Options vest quarterly, with 62,500 options vesting every quarter effective May 1, 1998.

(4) Certain quarterly interest payments are paid in the form of convertible debentures.

(5)  Options vest 25% annually.

(6) Transferred without consideration of as part of a settlement agreement contained within a QDRO.

(7)  Transferred as gift without consideration.


                          By:  /s/ Michael K. Reicher          January 10, 2001
                             -------------------------         -----------------
                          Michael K. Reicher
                          SIGNATURE OF REPORTING PERSON

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACED PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.